Exhibit (b)(2)
THIS DEED OF GUARANTEE AND INDEMNITY is made the 24 day of February 2010
BY
PETER YANOFSKY, RICHARD YANOFSKY and ERIC LAU all of [    ] (collectively called “the Guarantors”)
IN FAVOUR OF:
CHOI CHEE MING also known as FRANCIS CHOI of Early Light International Centre, No. 9 Ka Fu Close, Sheung Shui, New Territories, Hong Kong (hereinafter called the “Lender”).
IT IS HEREBY AGREED as follows:
1.	Interpretation

In this Deed where the subject and context so permit:
a.	References to Clauses and Paragraphs are to clauses and paragraphs of this Deed.

b.	References to statutory provisions shall except where the context otherwise requires be construed as references to those provisions as respectively amended or re-enacted from time to time.
2.	Guarantee

In consideration of the Lender agreeing to enter into a financing commitment letter dated 17th December 2009 to advise 7293411 Canada Inc (the “Borrower”) of his (or a company or other entity controlled by him) commitment to provide to the Borrower an amount, in cash, of up to US$15,000,000.00 and to make loan of US$15,000,000.00 to the Borrower for the purchase of shares of Optimal Group Inc the Guarantors jointly and severally guarantee to pay the Lender on demand:
a.	all monies, claims, losses, obligations and liabilities in any currency whenever and however incurred or suffered by the Lender whether with or without the Guarantors’ knowledge or consent and owing by the Borrower to the Lender (“Guaranteed Monies”);and

b.	the Guarantors’ maximum liability under this Guarantee shall not exceed US$7,500,000.00 together with the interest, costs and expenses incurred or suffered by the Lender, including the costs and expenses in enforcing this Guarantee.
3.	Guarantor as Principal Debtor

As a separate obligation, the Guarantors shall be liable as principal debtors including, but not limited to, where any liability or obligation of the Borrower for any of the Guaranteed Monies is or becomes unlawful, irrecoverable, invalid or unenforceable for any reason including by reason of any legal limitation, disability or incapacity or any other act, omission or circumstance which, but for this provision, would discharge the Guarantors to any extent. Any Guaranteed Monies which may not be recoverable from the Borrower for any reason whatsoever shall be recoverable by the Lender from the Guarantors as principal debtor by way of indemnity under this separate obligation, on demand, together with interest costs and expenses thereon in accordance with Clause 2b above.

4.	Waiver

No delay or omission by the Lender in exercising any rights, powers or privileges hereunder shall impair such rights, powers or privileges or be construed as a waiver thereof and any single or partial exercise of any such rights, powers or privileges shall not preclude the further exercise of any rights, power or privileges. The rights and remedies of the Lender as provided in this Deed are cumulative and not exclusive of any rights and remedies provided by law.
5.	Notice of Claims

In the event of any claim or demand arising, the Lender shall give or procure that notice thereof is given to Guarantors forthwith and as regards any claim the Lender shall at the request of the Guarantors take such action as the Guarantors may request to cause the claim to be withdrawn , or to dispute, resist, appeal against, compromise or defend the claim and any determination in respect thereof but subject to the Lender being indemnified by the Guarantors against all losses, costs, damages and expenses which may be thereby incurred.

6.	Assignment

The whole or any part of the benefit of this Deed may not be assigned by any of the parties hereto except with the prior written consent of the other parties.

7.	Headings

The headings to the Clauses of this Deed are given for convenience only and shall not affect the interpretation hereof.

8.	Amendment

This Deed may be varied, amended or modified only by agreement in writing of all parties.

9.	Time

Time shall be of the essence of this Deed.

10.	Governing Law

This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED SEALED and DELIVERED BY the Guarantors	)
)
)
	)	/s/ Peter Yanofsky
	)	(Peter Yanofsky)
)
)
)
)
)
	)	/s/ Richard Yanofsky
	)	(Richard Yanofsky)
)
)
)
)
)
	)	/s/ Eric Lau
	)	(Eric Lau)
in the presence of:	)